EX-35.1
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       IndyMac
       Federal Bank


REG AB 1123 Statement of Compliance


I am an authorized officer for IndyMac Federal Bank, FSB the servicer for the transactions listed on the attached schedule and I certify:

a) A review of IndyMac Federal Bank's activities and of its performance under the applicable servicing agreement has been made under my supervision during the calendar year 2008.
b) To the best of my knowledge, based on such review, IndyMac Federal Bank has fulfilled all of its obligations under the agreement in all material respects throughout the reporting period.


By: /s/ Robert M. Abramian
Robert M. Abramian
First Vice President
Home Loan Servicing
Investor Reporting
Indymac Federal Bank, FSB


By: /s/ Bart Vincent
Bart Vincent
SVP, CFO-Home Loan Servicing
HLS Financing
IndyMac Federal Bank, FSB


Prepared for: Wells Fargo Bank
Date:         February 27, 2009
Ref:          See attached "Exhibit A"


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Exhibit A

4193 BCAP 2008-IND1 2/13/08
4211 BCAP 2008-IND2 4/15/08